This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

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This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued.  Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you.  You may withdraw you indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer.  You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials.  The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

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Deal Summary Report- MASTR Alternative Loan Trust 2006-2

Pricing Assumptions

Settlement

30-Mar-06 Prepay

100% PPC

1st Pay Date

25-Apr-06 Default

None

Closing Date

29-Mar-06

Cut-Off Date

1-Mar-06

Class Designation	Class Principal Balance	Initial Pass-Through Rate	Principal Type	Interest Type	Loss Priority	Expected Avg Life	Pmt Window	Start Accrual period	Day count	Delay Days	Minimum Denomination	Rating
ISN1	21,118,000.00	6.00	NAS	Fixed	Senior	9.55	04/11 -03/31	1-Mar-06	30/360	24	TBD	TBD
1SN2	34,521,000.00	6.00	NAS	Fixed	Senior Support	9.55	04/11 - 03/31	1-Mar-06	30/360	24	TBD	TBD
1AI	140,000,000.00	6.00	Sequential/Accretion Directed	Fixed	Super Senior	1.75	04/06 - 02/10	1-Mar-06	30/360	24	TBD	TBD
1DB	76,145,000.00	6.00	Sequential/Accretion Directed	Fixed	Senior	3.33	04/06 -10/11	1-Mar-06	30/360	24	TBD	TBD
1ZA	9,500,000.00	6.00	Sequential/Accrual	Fixed	Senior	6.94	10/11 - 02/36	1-Mar-06	30/360	24	TBD	TBD
2FA	315,457,000.00	5.12	Pass-Through	Floater	Senior	3.98	04/06 - 02/36	25-Mar-06	30/360	0	TBD	TBD
2SA	315,457,000.00	2.38	Pass-Through	Inverse Floater	Senior	3.98	04/06 - 02/36	25-Mar-06	30/360	0	TBD	TBD
1PO	1,233,963.48	NA	Principal Only	NA	Senior	4.51	04/06-02/36	1-Mar-06	30/360	24	TBD	TBD
1AX	3,937,822.62	7.50	Interest Only	Fixed	Senior	4.60	04/06 - 02/36	1-Mar-06	30/360	24	TBD	TBD
SUBORD	59,019,047.91	6.79	Subordinate	Fixed	Subordinate	10.64	04/06 - 02/36	1-Mar-06	30/360	24	TBD	TBD

Pricing Prepayment Speed

100% PPC = 8CPR to 20CPR over 12 months, then 20CPR over the remaining term

Senior/Sub Distribution Amount

Standard Senior/Sub Shifting Interest Structure:

5yr Lockout, followed annually by 30%, 40%, 60%, 80%, 100%

'Senior Loss Distribution

Realized Losses are allocated to the most subordinate certificate then outstanding and then to the senior certificates except that: losses allocated to the 1AI will instead be allocated to the 1SN2

Group 1 Senior Principal Distribution Amount, and

Beginning in step 2, the 1ZA Accrual Amount

1)

Pay pro-rata to ISN1 and 1SN2 up to the NAS Priority Amount (as defined below), until retired

2)

Pay up to $1000 to 1AI, until retired

3)

Pay up to $793,000 to 1 DB, until retired

4)

Pay 1AI and IDS, in that order, until retired

5)

1ZA until retired

6)

Pay ISN1 and 1SN2, pro-rata, until retired

The NAS Priority Amount

The NAS Priority Amount will the lesser of:

A) The sum of:

x)

The NAS Percent times the Group I Scheduled Principal Amount

and

y)

The NAS Percent times the NAS Prepay Shift Percent of the Group 1 Unscheduled Principal Amount.

AND

B) 98% of ISN1, 1SN2, 1AI, 1DB and 1ZA share(Group 1) of the Senior PDA

The NAS Percent will be:

Zero for the first five years and, thereafter, equal to the NAS Balance + $21,637,000 divided by the sum of the Class ISN1, 1SN2, 1AI, 1DB and 1ZA balances

The NAS Prepay Shift Percent will be:

Zero for the first 5 years and will be 30%, 40%, 60%, 80% and 100% for each year thereafter

Master Servicer

Wells Fargo Bank, N.A.

Optional Cleanup-Call %

10%

External Credit Enhancement Provider

N/A

Expected Final Distribution Date

4/25/2036

Group 2 Senior Principal Distribution Amount

1) Pay 2FA Until retired

Approximate Senior Percentage

91.00%

Accrual Amount

The 1ZA Accrual Amount is paid to 1A1 and 1DB as described in the Senior Principal Distribution

Notional Bonds

2SA is notional with 100% of 2FA

Floating Rate Coupon Formula

Class Designation	Formula	Floor	Cap
2FA	1-month LIBOR + 0.40%	0.40%	7.50%
2SA	7.1% - 1- month LIBOR	0.00%	7.10%